Fidelity Bond Coverage

Whereas,	the Board of Trustees/Managers/Directors, including the Trustees/ Managers/Directors who are not “interested persons,” as defined under the 1940 Act, have determined that the participation of Highland Floating Rate Fund, Highland Floating Rate Advantage Fund, Highland Credit Strategies Fund, Highland Special Situations Fund, Prospect Street High Income Portfolio Inc., Prospect Street Income Shares Inc., Highland Funds I, Highland Capital Multi-Strategy Fund and Highland Distressed Opportunities, Inc. (each a “Fund” and collectively, the “Funds”), in the Joint Insured Fidelity Bond, with an increased limit of liability of $7,525,000, as discussed at this meeting and offered through the ICI Mutual Insurance Company (Bond No. 04704107B), for the period commencing March 10, 2008 to July 31, 2008 (the “Fidelity Bond”) is in the best interests of the Funds; now, therefore, be it

Resolved,	that the Agreement Among Insureds be, and it hereby is, adopted and approved in the form presented at this meeting with such other changes and modifications as the officers of the Funds deem advisable; and further

Resolved,	that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Funds is hereby designated as the officer of the Funds who is authorized and directed to make the filings with the Securities and Exchange Commission and give the notices required by Rule 17g-1(g); and further

Resolved,	that after taking into consideration all relevant factors including, but not limited to, the number of the other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond, and the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium such Fund would have had to pay if it had provided and maintained a single insured bond, the allocation of the aggregate premium of the Fidelity Bond among the Funds, as set forth in the Agreement Among Insureds, is hereby approved; and further

Resolved,	that the officers of the Funds be, and they hereby are, authorized and directed at all times to take all actions necessary, including adjusting or increasing the coverage of each Fund under the Fidelity Bond, to assure compliance with these resolutions and said Rule 17g-1.